SECURITIES AND EXCHANGE COMMISSION

Washington, D.C 20549

Form 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 19, 2001

PIERCE INTERNATIONAL DISCOVERY, INC.

(Exact name of registrant as specified in charter.)

Nevada 33-30743 84-1121360

(State of (Commission File No.) (IRS Employer

Incorporation) Identification No.)

4220 West 2100 South, Suite I, Salt Lake City, Utah 89120

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (801) 978-9100

Note: Page 1 of 3 sequentially numbered pages.

Item 1. Change in Control.

On May 24, 1999, the Company entered into an agreement for the acquisition of all the equity of InShape International Merger Corporation ("InShape") in exchange for the issuance of four million (4,000,000) shares. As a result of the Acquisition, the previous shareholders of the Subsidiary became the majority shareholders of the Company. Those holding more than 5% of the outstanding shares after the transaction are David Barton 702,500 shares, William Halls 572,500 shares, and George and Brenda Brimhall 625,000 shares.

In addition to the foregoing issuances, 3,000,000 shares were issued to two members of management. Those shares are subject to divestment if certain performance criteria are not met. Of these shares David Barton is entitled to 1,547,368 shares, and William Halls 1,452,632 shares. These shares are held in a voting trust until certain performance criteria are met, or until cancellation.

Additionally, pursuant to the acquisition Dave Barton and William Halls were added to the Board of Directors and were appointed to the positions of President and Executive Vice President respectively. David Barton has worked for the past nine years in the direct marketing industry. He formed InShape International, L.C. in 1995 to serve the premium personal care and direct marketing industry. William Halls graduated from Brigham Young University in 1981 with a Bachelor of Science degree in Finance. In 1984 he graduated from the J. Reuben Clark Law School, Brigham Young University. He has practiced law in both the corporate and private practice since that time. He is a member of the Utah and California Bar Associations. In 1995 he joined with David Barton to form InShape International.

Item 2. Acquisition of Disposition of Assets.

On May 24, 1999 the Company entered into an agreement with shareholders of InShape International Merger Corporation to acquire all of its outstanding equity. As a result of the acquisition, InShape became a wholly-owned subsidiary of the Company.

InShape is a Utah based company engaged in the business marketing vitamin supplements and personal care items. The full line of vitamin supplements include "HealthPak", "DeTox" and "VitalGuard." The Company also markets personal care items such as facial wash, lotions and shampoos. InShape currently has sales both domestically and internationally. For the first four months April 30, 1999, the Company had approximately $1million in total sales. Of that amount, approximately 97% in international sales. Currently, international sales consist of sales in the Philippines and Japan.

Item 5. Other Events.

The Company recently changed its name from Pierce International Discovery, Inc. recently changed its name to InShape International, Inc. Additionally, the Company obtained a new trading CUSIP number and trading symbol (ISGE).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 1, 1999

Pierce International Discovery, Inc.

By: /s/ David Barton David Barton, President